Exhibit 10.1

OLEMA PHARMACEUTICALS, INC.

January 27, 2026

Shane Kovacs

Via Email

Dear Shane:

This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) that Olema Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION. Your last day of work with the Company and your employment termination date will be January 30, 2026 (the “Separation Date”).

2. FINAL PAY. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. In addition, you will receive payment of your 2025 bonus (in the amount of $324,925, subject to standard payroll deductions and withholdings) on or before the date 2025 bonuses are paid to the Company’s other executive officers.

3. SEVERANCE BENEFITS. If you: (i) sign and return this Agreement to the Company by 5:00 p.m. EST on January 30, 2026; and (iii) comply with all of your legal and contractual obligations to the Company (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Salary Payment. The Company will pay you an amount equal to twelve (12) months of your base salary in effect as of the Separation Date (in the total amount of $562,640), subject to applicable tax withholdings (the “Salary Payment”). The Salary Payment will be paid to you in a lump sum on or before the Company’s first regular payroll payday that is at least one week after the date you sign and return this Agreement to the Company.

(b) 2026 Bonus. Although you have not earned any bonus for your work in 2026, and on or after the Separation Date will not be eligible to earn any bonus for 2026, the Company will pay you $23,443, subject to standard payroll deductions and withholdings, which amount represents the assumed 100% achievement of your target bonus for 2026, pro-rated to reflect your month of service as an employee during 2026 (the “2026 Bonus Payment”). The 2026 Bonus Payment will be paid on the same date and in the same manner as the Salary Payment is paid.

(c) COBRA Coverage. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If you timely elect continued coverage under COBRA under the Company’s group health plans, then, as a Severance Benefit, the Company shall pay you a fully taxable lump sum cash payment in the amount of $35,200, which is intended to equal the gross amount of the aggregate COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the last day of the month in which the twelve (12) month anniversary of the Separation Date occurs, grossed up to account for payroll deductions and withholdings (the “Premium Payment”). The Premium Payment will be paid to you, subject to standard payroll deductions and withholdings, at the same time and in the same manner as the Salary Payment is paid, or if later on the first payroll date that is at least one week after you make the COBRA election, and can be used for any purpose.

(d) Consulting Relationship. The Company will retain you as a consultant under the terms specified below.

i. Consulting Period. You will serve as a consultant to the Company for a period of thirty (30) days following the Separation Date (the “Consulting Period”), unless extended to August 1, 2026 pursuant to Section 4(a) below or terminated earlier pursuant to Section 3(d)(vii) below.

ii. Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Board (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of ten (10) hours per week. You shall not report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing the Consulting Services, you shall abide by the Company’s policies and procedures. The Consulting Services will constitute a permanent reduction in your services to the Company to not more than 20% of the average level of bona fide services you provided to the Company during the 36-month period immediately preceding the Separation Date (or such lesser period of time you have been with the Company), such that any such Consulting Services shall be deemed a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect.

iii. Equity Awards / Consulting Compensation. You were granted certain equity awards, pursuant to the Company’s applicable equity incentive plan(s), equity purchase agreements, and other grant documents (the “Equity Awards”). Because your service as an employee and consultant will be continuous, your termination of employment will not constitute a termination of service. Thus, vesting of your outstanding Equity Awards will not cease as of the Separation Date but instead shall continue until the end of the Consulting Period, when vesting will cease. Your Equity Awards shall continue to be governed by the plans under which they were granted and all applicable grant notices and agreements. You and the Company agree that this continued vesting of your Equity Awards during the Consulting Period is the sole compensation for the Consulting Services. You acknowledge and agree that this is sufficient consideration for the Consulting Services and that, absent the Company’s offer for you to provide Consulting Services after the Separation Date, you would cease to be a service provider as of the Separation Date and, in that case, none of the Equity Awards would continue to vest.

iv. Independent Contractor Status. You agree that during the Consulting Period, (a) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date, and (b) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

v. Protection of Information. You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A, with the Company, as well as any other similar agreement or policy with the Company, which shall apply during the Consulting Period. Without limiting the foregoing, you agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing Consulting Services for the Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing Consulting Services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing Consulting Services for the Company.

vi. Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of an authorized representative of the Company.

vii. Termination of Consulting Period. You may terminate the Consulting Period, at any time and for any reason, upon fifteen (15) days’ advance written notice to the Company. The Company may terminate the Consulting Period immediately upon written notice to you in the event of your material breach or violation of this Agreement, any other legal or contractual obligation to the Company, or any written Company policy applicable to consultants that has been disclosed to you (any such event, “Cause”). Upon termination of the Consulting Period by either party, the Company will have no further obligations to you, and your Equity Awards (including Equity Awards that vested during the Consulting Period) will continue to be governed by the plans under which they were granted and all applicable grant notices and agreements.

viii. Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships, in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company in writing, and obtain the Company’s written consent, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company. For purposes of this Agreement, the term “competitive” shall mean other companies or institutions that are engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in, or planned to be engaged in on the Separation Date, by the Company or its affiliates.

ix. Representations. As a consultant, you represent and warrant that you are self-employed in an independently established trade, occupation, or business, are able to hold yourself out to the public as independently competent and available to provide services as a consultant, may obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such manner so that it will not interfere with other activities in which you may engage.

4. Additional Severance Benefits. Additionally, if you satisfy the Severance Preconditions above and you sign and return to the Company the Separation Date Release attached hereto as Exhibit B (the “Release”) on or within twenty-one (21) calendar days after the date you receive this Agreement, and allow the releases in the Release to become effective, then the Company will provide you with the following severance benefits in addition to the Severance Benefits (the “Additional Severance Benefits”):

(a) Extended Consulting Period. The Consulting Period shall be automatically extended until August 1, 2026. The Consulting Period will otherwise continue to be governed by the terms specified in Sections 3(d)(i)-(ix) above.

(b) Outplacement Services. The Company will pay for six (6) months of outplacement services for you through RiseSmart, and the Company will pay such vendor directly for such services, in its discretion. To receive the outplacement services, you acknowledge and agree that the Company may provide your personal information (name and title) in the context of your employment relationship with the Company to the Company’s chosen outplacement services vendor. Outplacement services must be initiated within 90 days after the Separation Date. Also, the Company will not reimburse you for any out-of-pocket costs incurred by you in connection with utilizing the outplacement services.

5. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, accelerated vesting or other equity benefits), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) plan account) or any vested stock options. You further expressly acknowledge and agree that the benefits being provided to you under this Agreement are provided in lieu of and extinguish any rights to any severance benefits you are eligible to, whether under the employment agreement between you and the Company, dated November 13, 2020, or any other agreement, plan or policy applicable to you. By executing this Agreement, you hereby waive any right to any such severance benefits, and you acknowledge and agree that the Company’s obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished.

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. RELEASE OF CLAIMS.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Massachusetts overtime regulations (M.G.L. c. 151 sections 1A and 1b), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the Massachusetts Lie Detector Statute, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Hours of Labor Law, the New York Wage Payment Law, the New York Minimum Wage Act, the New York Whistleblower Law, and the New York Off-duty Conduct Lawful Activities Discrimination Law, all as amended and as applicable.

(c) Waiver of Unknown Claims. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(d) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims that arise after the date you execute this Agreement; or (iv) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you or anyone else may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8. RETURN OF COMPANY PROPERTY. You agree that, within five (5) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys, Company account and device login and password information; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits and/or Additional Severance Benefits provided under this Agreement.

9. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Confidentiality Agreement, which is incorporated herein by reference.

10. NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” Section above: (a) you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (b) and the Company agrees to instruct each of its current officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation. Nothing in this paragraph prohibits you, the Company, or any person from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you or anyone else from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

11. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. Because the Company has a nonaccrual vacation/PTO policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

15. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have until 5:00 p.m. EST on January 30, 2026 to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe. In addition, this Agreement is conditioned upon it being your only entitlement to severance and any related benefits, and any other offer of severance or related benefits of any kind, including without limitation in the separation agreement provided to you by the Company, also dated January 27, 2026, is immediately and automatically withdrawn and will be null and void and of no further force or effect, even if you have executed such other agreement, upon your execution of this Agreement. For the avoidance of doubt, under no circumstances will you be eligible to receive benefits under this Agreement and any other or alternative separation agreement or proposal offered to you by the Company.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Sean Bohen
Sean Bohen
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Shane Kovacs
Shane Kovacs

1/29/2026
Date

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT B

SEPARATION DATE RELEASE

(to be signed on or within twenty-one (21) days after I received the Agreement to which this Exhibit B is attached)

In exchange for benefits to be provided to me by the Company pursuant to my separation agreement with the Company (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the benefits to be provided to me pursuant to the Agreement based upon my execution of this Release, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, accelerated vesting or other equity benefits), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) plan account) or any vested stock options

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Massachusetts overtime regulations (M.G.L. c. 151 sections 1A and 1b), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the Massachusetts Lie Detector Statute, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law,

the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Hours of Labor Law, the New York Wage Payment Law, the New York Minimum Wage Act, the New York Whistleblower Law, and the New York Off-duty Conduct Lawful Activities Discrimination Law, all as amended and as applicable. I acknowledge that I have been advised, consistent with California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law; any claims that arise after the date you execute this Release; or any claims for breach of this Release.

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims arising after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) calendar days to consider this Release (although I may choose voluntarily to sign it sooner); (iv) I have seven (7) days following the date I sign this Release to revoke the Release (in a written revocation sent to the Company); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it.

I understand that nothing in this Release limits my ability to file a charge or complaint with any Government Agencies. I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I also understand that nothing in this Release or the Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that I have reason to believe is unlawful, nor waives any rights I may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

/s/ Shane Kovacs
Shane Kovacs

1/29/2026
Date